BA0DOCS/178503/1
                               1
            LEGG MASON PARTNERS CAPITAL FUND, INC.

                     CERTIFICATE OF NOTICE

           FIRST:    Legg Mason Partners Capital Fund, Inc., a
Maryland corporation (the "Corporation"), certifies that:

           SECOND: Pursuant to resolutions adopted by the Board of Directors of the Corporation, the Class Y shares of stock of the Corporation shall be deemed to have converted into the Class O shares of stock of the Corporation on December 1, 2006, at 9:00 a.m.

           THIRD: The undersigned Chairman, President and Chief Executive Officer of the Corporation acknowledges this Certificate of Notice to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth in this Certificate of Notice with respect to authorization and approval are true in all material respects and that this statement is made under penalties for perjury.

           IN WITNESS WHEREOF, the Corporation has caused this Certificate of Notice to be executed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested by its Assistant Secretary this 28th day of November, 2006.

ATTEST:                       LEGG MASON PARTNERS CAPITAL
FUND, INC.



_____________________________
By:_____________________________
Thomas C. Mandia                        R. Jay Gerken
Assistant  Secretary                      Chairman,  President
and Chief
                                   Executive Officer